Exhibit 10.3

indenture

THIS INDENTURE, made this 22nd day of July, 2002, by and between St. Charles Associates Limited Partnership, a Maryland limited partnership, Interstate General Company, St. Charles Community LLC (collectively, "SCA" or "St. Charles") and the County Commissioners of Charles County, a body politic (the "County").

WHEREAS, SCA is the developer of 7,030 acres of land in Charles County known collectively as "St. Charles Communities" ("SCC") the development of which is subject to a zoning order in Docket 90 entered on July 12, 1972 (as amended, the "Docket 90 Order");

WHEREAS, on December 13, 1989, the County entered an Amended Order in Docket 90 providing terms and conditions for the development of Fairway Village within SCC (such Amended Order, as further amended on August 15, 1994 and July 22, 2002, the "Order");

WHEREAS, SCC has petitioned the County for certain amendments to the Order in connection with the settlement of certain disputes between SCA and the County regarding the development of land in SCC;

WHEREAS, after due consideration, the County has agreed to the amendments to the Order requested by SCA upon the execution of this Indenture.

NOW THEREFORE, THIS INDENTURE WITNESSETH: That for and in consideration of the mutual covenants and promises hereinafter contained, the sum of One Dollar ($1.00) paid each party by the other, the entry of the attached Order, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree, for themselves, their successors and assigns and follows:

1. That the terms, restrictions, conditions and limitations imposed by and on the County, as evidenced by a copy of the Order of the County attached hereto and incorporated herein by reference, shall be binding on the County and on SCA, their successors and assigns, regarding the tracts of land in SCC, as more particularly described in the Docket 90 Order, which is incorporated herein by reference.

2. That SCA and the County agree to fulfill all the terms, conditions, limitations and restrictions imposed upon them by the attached Order.

3. That if SCA shall fail to comply with any of the terms, restrictions, limitations and conditions of the attached Order herein imposed on SCA, the County may refuse to issue any further building or occupancy permits, any other permit required to be secured by SCA or to approve any plats or plans required to be approved, until such time as SCA shall comply with the terms hereof.

4. The parties agree that this Indenture entirely voids, replaces, and supersedes the Indenture previously executed by mistake by authorized representatives of the parties on July 22, 2002.

WITNESS the hands and seals of the parties hereto.
ATTEST:	ST. CHARLES ASSOCIATES LIMITED PARTNERSHIP

/s/ Sheri L. Raleigh	/s/ Paul Dillon

ATTEST:	INTERSTATE GENERAL COMPANY

/s/ Sheri L. Raleigh	/s/ Paul Dillon

ATTEST:	ST. CHARLES COMMUNITY LLC

/s/ Richard E. Barnas	/s/ Edwin L. Kelly

ATTEST:	COUNTY COMMISSIONERS OF CHARLES COUNTY

/s/ Shirley M. Gore, Clerk	/s/ Murray D. Levy